Exhibit 10.5

SMURFIT-STONE CONTAINER CORPORATION

2009 LONG-TERM INCENTIVE PLAN

ARTICLE I
PURPOSE OF THE PLAN

The Smurfit-Stone Container Corporation 2009 Long-Term Incentive Plan (the “Plan”) is hereby established by the Compensation Committee of Smurfit-Stone Container Corporation (the “Company”), effective as of the confirmation date of a plan of reorganization in the Bankruptcy Proceedings or such earlier date as established by the Committee.  The Plan is designed to align the interests of the recipients of awards under this Plan with the interests of the key economic stakeholders in the Company by providing to such recipients incentive compensation based on the Company’s achievement of its 2009-2010 financial performance and restructuring goal.  Payments under the Plan are intended to be exempt from section 409A of the Internal Revenue Code of 1986, as amended, as “short-term deferrals” within the meaning of Treasury Regulation section 1.409A-1(b)(4).  The Plan shall not create any contractual right of any individual to any amount prior to the payment of such amount.

ARTICLE II
DEFINITIONS

For purposes of this Plan, the following terms, when capitalized, shall have the meanings set forth below:

Section 2.1.           “Award Statement” means a letter or other writing (including in electronic format) provided by the Company to a Participant that sets forth, among other things, the LTIP Incentive Bonus that the Participant is eligible to earn under the Plan, the Financial Performance Goal and the Restructuring Goal.

Section 2.2.           “Bankruptcy Proceedings” shall mean the bankruptcy proceedings in the United States Bankruptcy Court for the District of Delaware with respect to In re: Smurfit-Stone Container Corporation, et al., Case No. 09-10235 (BLS).

Section 2.3.           “Board” means the Board of Directors of the Company.

Section 2.4.           “Cause” shall mean: (a) the refusal or continued failure by the Participant to perform substantially all his or her duties with the Company (other than any failure resulting from incapacity due to physical or mental illness) after the Company provides the Participant a demand for substantial performance identifying in reasonable detail the manner in which the Participant has not substantially performed his or her duties; (b) a plea of guilty or nolo contendere by the Participant, or conviction of the Participant, for a felony; or (c) the determination by the Committee in its sole discretion that the Participant has engaged in: (1) illegal conduct or gross misconduct in connection with the Participant’s job duties or the business of the Company; (2) a material breach of any written policy of the Company; (3) fraud or material dishonesty in connection with the business of the Company; or (4) any violation of a statutory or common law duty of loyalty to the Company.

Section 2.5.           “Change in Control” means the occurrence of any one or more of the following:

(a)           The “beneficial ownership” of securities representing more than 20% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”) is accumulated, held or acquired by a Person (as defined in Section 3(a)(9) of the Exchange Act, as modified, and used in Sections 13(d) and 14(d) thereof) other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, any corporation owned, directly or indirectly, by the Company’s stockholders in substantially the same proportions as their ownership of stock of the Company; provided, however, that any acquisition from the Company or any acquisition pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subparagraph (c) of this definition will not be a Change in Control under this subparagraph (a), and provided further that immediately prior to such accumulation, holding or acquisition, such person was not a direct or indirect beneficial owner of 20% or more of the Company Voting Securities; or

(b)           Individuals who, as of January 1, 2009, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that an individual becoming a director subsequent to that date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)           Consummation by the Company of a reorganization, merger or consolidation, or sale or other disposition of all or substantially of all the assets of the Company or the acquisition of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination: (i) more than 60% of the combined voting power of then outstanding voting securities entitled to vote generally in the election of directors of (A) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (B) if applicable, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries (the “Parent Corporation”), is represented, directly or indirectly, by Company Voting Securities outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company Voting Securities; (ii) no person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) except to the extent that such ownership of the Company existed prior to the Business Combination; and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were members of the incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;

(d)           The consummation of a complete liquidation or dissolution of the Company approved by the Company’s stockholders;

(e)           The consummation of a reorganization under the U.S. Bankruptcy Code; or

(f)            The consummation of a complete liquidation or dissolution of the Company under the U.S. Bankruptcy Code.

However, in no event will a Change in Control be deemed to have occurred, with respect to a Participant’s Award, if the Participant is part of a purchasing group that consummates the Change in Control transaction.  A Participant will be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is an equity participant in the purchasing company or group (except: (i) passive ownership of less than 2% of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group that is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing directors).

Section 2.6.           “Committee” means the Compensation Committee of the Company, or any successor thereto or delegate thereof with the authority to act on behalf of the Committee with respect to this Plan.

Section 2.7.           “Company” means the Smurfit-Stone Container Corporation and includes any successor thereto, including pursuant to a plan of reorganization under the U.S. Bankruptcy Code.

Section 2.8.           “Disability” means an individual’s long-term disability as defined under the long-term disability plan of the Company that covers that individual; or if the individual is not covered by such a long-term disability plan, an individual’s disability as defined for purposes of eligibility for a disability award under the Social Security Act.

Section 2.9.           “Effective Date” shall mean the confirmation date of a plan of reorganization in the Bankruptcy Proceedings or such earlier date as established by the Committee.

Section 2.10.        “Financial Performance Goal” means financial performance goals established by the Committee based on achievement of (a) the Company’s 2009 DCA Adjusted EBITDAR and (b) the Company’s budgeted EBITDAR for calendar year 2010 (pro-rated as appropriate for any partial 2010 calendar year).

Section 2.11.        “LTIP Incentive Bonus Award” means the cash incentive bonus awarded to a Participant under the Plan, which bonus is subject to the Company’s achievement of the Financial Performance Goal and the Restructuring Goal, with the total amount of such bonus, as determined by the Committee, to be payable with respect to (a) the achievement of the Financial Performance Goal, based upon 50% of the Participant’s LTIP Incentive Bonus Target and (b) the achievement of the Restructuring Goal, based upon the remaining 50% of the Participant’s LTIP Incentive Bonus Target, in each case as described in Article IV of this Plan.

Section 2.12.        “LTIP Incentive Bonus Target” means the amount, as determined by the Committee, that a Participant will receive if the Company achieves the Financial Performance Goal at 100% of target, multiplied by two.

Section 2.13.        “Participant” means an employee of the Company who satisfies the requirements of Section 3.1 for eligibility to participate in the Plan.

Section 2.14.        “Payment Date” means the date on which all or a portion of the LTIP Incentive Bonus Award is paid to a Participant.

Section 2.15.        “Plan” means this Smurfit-Stone Container Corporation 2009 Long-Term Incentive Plan, as amended from time to time.

Section 2.16.        “Restructuring Goal” shall mean that the weighted average of the closing trading prices of the Debtors’ series of five publicly traded bonds over the 30-calendar-day period preceding the Effective Date is not less than fifty cents ($0.50).

Section 2.17.        “Retirement” shall mean (i) in the case of a Participant with an employment agreement or comparable agreement with the Company, the Participant’s “retirement” as defined in such agreement, and (ii) in the case of a Participant with no employment agreement or comparable agreement with the Company, the termination of the Participant’s employment with the Company at or after the attainment of age 55 and completion of at least 5 years of service with the Company.

ARTICLE III

ELIGIBILITY

Section 3.1.           Eligibility Requirements.

(a)   Subject to Section 3.2, an individual shall be entitled to participate in the Plan only if he or she:

(1)                    was employed on or before April 28, 2009, or such later date as determined by the Committee on a case by case basis;

(2)                    is designated by the Committee as an eligible Participant; and

(3)                    is an employee of the Company or one of its subsidiaries or affiliates on the Payment Date with respect to all or a portion of the LTIP Incentive Bonus Award,

in all cases as determined by the Committee.

(b)   In the event a Participant transfers into or otherwise assumes another position that participates in the Plan (or does not participate in the Plan, as the case may be), the Committee retains the sole discretion to determine what adjustments, if any, will be made to the Participant’s LTIP Incentive Bonus Target and/or LTIP Incentive Bonus Award.

Section 3.2.           Effect of Termination of Employment.

(a)   Notwithstanding anything herein to the contrary, a Participant shall not be entitled to receive the Financial Performance Goal or Restructuring Goal portion of the LTIP Incentive Bonus Award if, prior to the Payment Date for such portion, he or she resigns from his or her employment or is terminated by the Company for Cause, in each case as determined by the Committee.

(b)   If a Participant’s employment is terminated by the Company without Cause on or after January 1, 2010, any portion of the LTIP Incentive Bonus Award earned by such Participant as if he or she had remained employed through the Effective Date or, if applicable, December 31, 2010, and shall be prorated on the basis of the number of calendar days during which such Participant has been employed by the Company between January 1, 2009 and the Payment Date for such portion of the LTIP Incentive Bonus Award.

(c)   Unless determined otherwise by the Committee and set forth in the Participant’s Award Statement or a written agreement between the Participant and the Company, if a Participant’s employment is terminated prior to the Payment Date for either the Financial Performance Goal or Restructuring Goal portion of the LTIP Incentive Bonus Award by reason of death, Disability, or Retirement on or after January 1, 2010, the Participant will receive a prorated payout (to be prorated on the basis of the number of calendar days during which such Participant has been employed by the Company between January 1, 2009 and the Payment Date for such portion of the LTIP Incentive Bonus Award) of such portion of the LTIP Incentive Bonus Award earned by such Participant as if he or she had remained employed through the Effective Date or, if applicable, December 31, 2010.  Payment of an earned portion of the LTIP Incentive Bonus Award shall be made as provided in Section 5.1.

ARTICLE IV
CALCULATION OF AWARD

Section 4.1.           Plan Components.  The Plan will contain two components — the Financial Performance Goal component and the Restructuring Goal component.  Each of the Financial Performance Goal and Restructuring Goal components of a Participant’s LTIP Incentive Bonus Award will be determined based upon 50% of the Participant’s LTIP Incentive Bonus Target, in each case as determined by the Committee.

Section 4.2.           Financial Performance Goal Component.  The Committee shall establish the Financial Performance Goal, and the Company’s EBITDAR for calendar years 2009 and 2010 shall be measured against a scale that includes a threshold level of performance below which no payment shall be made with respect to the Financial Performance Goal portion of the LTIP Incentive Bonus Target, levels of performance at which specified percentages of the Financial Performance Goal portion of the LTIP Incentive Bonus Target shall be paid, and a maximum level of performance above which no additional Financial Performance Goal portion of the LTIP Incentive Bonus Target shall be paid.  The Financial Performance Goal may be changed by the Committee in the event of changed or unanticipated circumstances, as determined by the Committee in its discretion.

Section 4.3.           Restructuring Goal Component.  If the Restructuring Goal is achieved, each Participant shall be paid 175% of 50% of his or her total LTIP Incentive Bonus Target as the Restructuring Goal portion of his or her LTIP Incentive Bonus Award.  If the Restructuring Goal is not achieved, no Participant shall be paid any amounts with respect to the Restructuring Goal.

Section 4.4.           Award Statements.  The Company shall provide an Award Statement to each Participant as soon as practicable after the Effective Date.  Each Award Statement shall be subject to the terms of the Plan and shall specify:  (i) the LTIP Incentive Bonus Target that such

Participant is eligible to receive; (ii) the Financial Performance Goal; (iii) the Restructuring Goal; (iv) the impact of the attainment of various levels of the Financial Performance Goal on the amounts to be paid to the Participant with respect to such Financial Performance Goal; and (v) the impact of the attainment of the Restructuring Goal on the amounts to be paid to the Participant with respect to such Restructuring Goal, as determined by the Committee and to the extent not inconsistent with the Company’s plan of reorganization confirmed by the United States Bankruptcy Court for the District of Delaware presiding over the Bankruptcy Proceeding (the “Court”) or the Court’s confirmation order with respect thereto (the “Confirmation Order”).

Section 4.5.           Emergence from Bankruptcy / Liquidation.  In the event that the Court confirms a plan of reorganization for the Company prior to December 31, 2010, then each Participant shall, on or within 60 days after the Effective Date,  receive (a) a pro-rata amount (based on the ratio of the number of calendar days that occurred during the period beginning January 1, 2009 and ending on the Effective Date) of the Financial Performance Goal portion of the LTIP Incentive Bonus Award, based on the Company’s actual achievement of the Financial Performance Goal (pro-rated as appropriate for any partial 2010 calendar year) and (b) if the Restructuring Goal has been achieved, the full amount of the Restructuring Goal portion of the LTIP Incentive Bonus Award (without any pro-ration) as set forth in Section 4.3 above.

ARTICLE V
PAYMENT OF AWARDS

Section 5.1.           Time of Payment.  Payment of the Financial Performance Goal portion of the LTIP Incentive Bonus Award shall, unless paid earlier pursuant to Section 4.5, be made on or within the 30-day period following December 31, 2010.  Payment of the Restructuring Goal portion of the LTIP Incentive Bonus Award shall be made within the 60-day period following the Effective Date, if the Restructuring Goal has been achieved.

Section 5.2.           Form of Payment.  The Financial Performance Goal portion and the Restructuring Goal portion of the LTIP Incentive Bonus Award shall each be paid in the form of a lump sum cash payment.

ARTICLE VI
ADMINISTRATION

Section 6.1.           The Plan shall be administered by the Committee, which shall have full power and authority to interpret, construe and administer the Plan in accordance with the provisions set forth herein and to the extent not inconsistent with the Company’s plan of reorganization confirmed by the Court or the Confirmation Order, including without limitation the authority to: (i) select the Participants who are eligible to participate in the Plan; (ii) determine, consistent with the terms of the Plan, (A) the terms and conditions of each Award Statement, (B) the LTIP Incentive Bonus Target that each Participant is eligible to receive, (C) the Financial Performance Goal, (D) the level at which the Financial Performance Goal is attained, (E) whether the Restructuring Goal has been achieved, and (F) the impact of the attainment of various levels of the Financial Performance Goal on the amounts to be paid to Participants with respect to the Financial Performance Goal portion of the LTIP Incentive Bonus

Award; and (iii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.  The Committee may also delegate to any corporation, committee or individual, regardless of whether the individual is an employee of the Company, the duty to act for the Committee hereunder.

Section 6.2.           Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company and any Participant.  A majority of the members of the Committee may determine its actions.

Section 6.3.           No officer or employee of the Company shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to his or her own willful misconduct or lack of good faith.

Section 6.4.           The expenses of administering the Plan shall be paid by the Company and shall not be charged against the Plan.

ARTICLE VII
MISCELLANEOUS

Section 7.1.           Successors.  All obligations of the Company under the Plan will be binding on any successor to the Company, whether the existence of the successor results from a Change in Control or otherwise.

Section 7.2.           Nontransferability.  Unless the Committee provides for the transferability of a particular LTIP Incentive Bonus and such transferability is specified in the Award Statement or in a document prepared by the Committee and relating to the LTIP Incentive Bonus Target or LTIP Incentive Bonus Award, no LTIP Incentive Bonus Award or any rights thereto shall be transferable other than by will or the laws of descent and distribution or pursuant to any beneficiary designation procedures as may be approved by the Committee for such purpose.  Except to the extent permitted by the foregoing sentence, no LTIP Incentive Bonus Award payable hereunder may be assigned, alienated, sold, transferred, anticipated, pledged, encumbered, or subjected to any charge or legal process, and if any such attempt is made, or a person eligible for any LTIP Incentive Bonus Award hereunder becomes bankrupt, the amount under the Plan which would otherwise be payable with respect to such person may be eliminated by the Committee which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such amount that it deems appropriate.

Section 7.3.           Beneficiary Designation.  Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any amount payable under the Plan is to be paid in case the Participant should die before receiving such amount.  Each beneficiary designation will revoke all prior designations by the same Participant with respect to this Plan, must be in a form prescribed by the Committee, and must be made during the Participant’s lifetime.  If the Participant’s designated beneficiary predeceases the Participant or no beneficiary has been designated, any amount remaining unpaid at the Participant’s death may, in the sole discretion of the Committee, (i) be paid to the Participant’s estate or to one or more of the dependents of the Participant or (ii) be disposed of in any other manner that the Committee deems appropriate.

Section 7.4.           Claim to LTIP Incentive Bonus Award and Employment Rights.  Nothing

in this Plan shall require the Company to segregate or set aside any funds or other property for purposes of paying all or any portion of a LTIP Incentive Bonus Award hereunder.  Neither the adoption of the Plan nor the continued operation thereof shall confer upon any Participant any right to continue in the employ of the Company or shall in any way affect the right and power of the Company to dismiss or otherwise terminate the employment of any Participant at any time for any reason, with or without cause.

Section 7.5.           Income Tax Withholding/Rights of Offset.  The Company shall have the right to deduct and withhold from any amounts paid pursuant to the Plan all federal, state, local and other taxes as may be required by law.  In addition to the foregoing, the Company shall have the right to set off against any amount which would otherwise be payable hereunder, the amount of any debt, judgment, claim, expense or other obligation owed at such time by the Participant to the Company, to the extent permitted by law.

Section 7.6.           Effective Date of Plan.  The Plan shall take effect on the Effective Date.

Section 7.7.           Rights as a Creditor.  No Participant shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan and any such Participant shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan

Section 7.8.           Severability.  If any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

Section 7.9.           Governing Law.  All questions pertaining to the construction, validity and effect of the Plan, and all questions pertaining to any amount payable hereunder, shall be determined in accordance with the laws of the State of Delaware.